Exhibit 99.1

National Atlantic Reports First Quarter 2008 Financial Results

FREEHOLD, N.J.--(BUSINESS WIRE)--National Atlantic Holdings Corporation (Nasdaq:NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, N.J., today announced financial results for the first quarter ended March 31, 2008.

The net loss for the three months ended March 31, 2008 was ($4.0) million or ($0.36) per share (diluted), compared with net income of $4.0 million or $0.35 per share for the same period in 2007.

Diluted earnings per share for the three months ended March 31, 2008 were based on weighted average common shares of 11,007,487 compared with weighted average common shares (diluted) of 11,354,159 for the three months ended March 31, 2007. For the three months ended March 31, 2008, the effect of 68,459 stock options were excluded from the computation of diluted earnings per share because they would have been anti-dilutive. Book value per share at March 31, 2008 decreased $0.34 to $12.76 from $13.10 at December 31, 2007.

Total revenues for the three months ended March 31, 2008 increased by $2.0 million, or 4.5%, to $46.5 million from $44.5 million for the three months ended March 31, 2007.

“Our loss in the first quarter reflects continuation of the highly competitive market in auto insurance in New Jersey and the impact of higher medical cost inflation on our claims inventory, as well as certain costs associated with our proposed merger agreement with Palisades,” said James V. Gorman, Chairman and Chief Executive Officer.

Premiums

For the three months ended March 31, 2008, our direct written premium decreased by $1.3 million, or 3.1% to $40.0 million from $41.3 million in the comparable period in 2007.

Net written premiums for the three months ended March 31, 2008 decreased by $0.9 million, or 2.4%, to $37.2 million from $38.1 million in the comparable 2007 period. Ceded premiums as a percentage of direct written premiums for the three months ended March 31, 2008 and 2007 was 7.4% and 7.6%, respectively.

Net premiums earned for the three months ended March 31, 2008 increased by $2.3 million, or 5.8%, to $41.9 million from $39.6 million in the comparable 2007 period.

Line of Business Data

The table below shows our revenues in each of our lines of business for the periods indicated and the year-over-year percentage changes.

Direct Written Premiums by Line of Business (in thousands)

	For the three months ended March 31,
			Increase/	Change
Direct Written Premiums	2008	2007	(Decrease)%
	($ in thousands)

Private Passenger Automobile	$22,789	$23,704	$(915)	(3.9%)
Homeowners	7,541	6,978	563	8.1%
Commercial Lines	9,668	10,602	(934)	(8.8%)
	$39,998	$41,284	$(1,286)	(3.1%)
Net Earned Premiums by Line of Business (in thousands)

	For the three months ended March 31,
			Increase/	Change
Net Earned Premiums	2008	2007	(Decrease)%
	($ in thousands)

Private Passenger Automobile	$25,099	$25,895	$(796)	(3.1%)
Homeowners	8,407	6,756	1,651	24.4%
Commercial Lines	8,373	6,942	1,431	20.6%
	$41,879	$39,593	$2,286	5.8%

Investment Income

Net investment income for the three months ended March 31, 2008 decreased by $0.2 million, or 4.7%, to $4.1 million from $4.3 million in the comparable 2007 period. The decrease was primarily due to a decrease in invested assets which were $302.4 million and $312.1 million as of March 31, 2008 and 2007, respectively. Our average book yield to maturity as of March 31, 2008 and 2007 was 5.19% and 5.49%, respectively.

Loss and loss adjustment expenses incurred

Losses and loss adjustment expenses incurred for the three months ended March 31, 2008 increased by $13.4 million, or 52.5%, to $38.9 million from $25.5 million in the comparable 2007 period.

For the three months ended March 31, 2008, we strengthened reserves for prior years by $3.6 million. This includes strengthening of $1.0 million for auto bodily injury reserves and $1.9 million for auto no-fault reserves. In addition, reserves in other liability, auto physical damage and the homeowners lines of business strengthened in the amount of $0.7 million, $0.3 million and $0.8 million, respectively. This was slightly offset by a release in reserves for commercial auto in the amount of $1.1 million.

As a percentage of net premiums earned, losses and loss adjustment expenses incurred for the three months ended March 31, 2008 was 92.8% compared to 64.5% for the three months ended March 31, 2007. The ratio of net incurred losses, excluding loss adjustment expenses, to net premiums earned for the three months ended March 31, 2008 and 2007 was 85.2% and 57.3%, respectively.

Conference Call Details

The Company will host an investor conference call the morning of May 12, 2008 at 10:00 a.m. Eastern Time (ET). Following a brief presentation by management, participants will have the opportunity to ask questions.

The conference call can be accessed by dialing 877-704-5378 (U.S. callers) or 913-312-0381 (international callers). Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call. The conference call can also be accessed via webcast through the Company’s web site at www.national-atlantic.com.

The teleconference will be recorded and a replay will be available from 1:00 p.m. ET on Monday, May 12, 2008 until 1:00 p.m. ET on Monday May 19, 2008. To access the replay by telephone, dial 888-203-1112 (U.S. callers) or 719-457-0820 (international callers) and specify passcode 4556334. The teleconference will also be archived on the Investor Relations section of NAHC's website at www.national-atlantic.com.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses.

The Company's insurance products are designed to attract a broad spectrum of policyholders for their private passenger automobile, homeowners, and personal excess ("umbrella") and specialty property liability coverage. For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as "Partner Agents," who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

Safe Harbor Statement Regarding Forward-Looking Statements

Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	March 31,	December 31,
	2008	2007
Investments:
Fixed maturities held-to-maturity (fair value at March 31, 2008 and December 31, 2007 was $42,508 and $41,913, respectively)	$42,119	$42,130
Fixed maturities available-for-sale (amortized cost at March 31, 2008 and December 31, 2007 was $254,736 and $269,784, respectively)	255,933	270,519
Equity securities (cost at March 31, 2008 and December 31, 2007 was $1,000 and $1,014, respectively)	1,000	1,012
Short-term investments (cost at March 31, 2008 and December 31, 2007, was $3,350 and $457, respectively)	3,350	457
Total investments	302,402	314,118
Cash and cash equivalents	36,170	28,098
Accrued investment income	3,612	3,950
Premiums receivable	45,453	47,753
Reinsurance recoverables and receivables	22,045	20,831
Deferred acquisition costs	17,869	18,934
Property and equipment - net	3,049	3,143
Income taxes recoverable	7,038	8,455
Other assets	4,556	4,393
Total assets	$442,194	$449,675

Liabilities and Stockholders' Equity:

Liabilities:
Unpaid losses and loss adjustment expenses	$194,935	$197,105
Unearned premiums	82,075	86,823
Accounts payable and accrued expenses	3,202	2,446
Deferred income taxes	10,667	10,829
Other liabilities	10,806	8,296
Total liabilities	301,685	305,499
Commitments and Contingencies:	-	-
Stockholders' equity:
Common Stock, no par value (50,000,000 shares authorized; 11,425,790 shares issued and 11,007,487 shares outstanding as of March 31, 2008 and December 31, 2007)	97,820	97,820
Retained earnings	46,552	50,541
Accumulated other comprehensive income	429	107

Common stock held in treasury, at cost (418,303 shares held as of March 31, 2008 and December 31, 2007)	(4,292)	(4,292)
Total stockholders' equity	140,509	144,176
Total liabilities and stockholders' equity	$442,194	$449,675

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except per share data)

	For the three months ended March 31,

	2008	2007

Revenue:
Net premiums earned	$41,879	$39,593
Net investment income	4,131	4,268
Net realized investment gains	3	269
Other income	468	319
Total revenue	46,481	44,449

Costs and Expenses:
Loss and loss adjustment expenses incurred	38,942	25,522
Underwriting, acquisition and insurance related expenses	12,459	12,570
Other operating and general expenses	1,792	560
Total costs and expenses	53,193	38,652
(Loss) income before income taxes	(6,712)	5,797
(Benefit) provision for income taxes	(2,723)	1,841
Net (Loss) Income	$(3,989)	$3,956

Net (loss) income per share Common Stock - Basic	$(0.36)	$0.36
Net (loss) income per share Common Stock - Diluted	$(0.36)	$0.35

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited) (in thousands)

	For the three months ended March 31,
	2008	2007

Net (Loss) Income	$(3,989)	$3,956

Other comprehensive income - net of tax:
Net holding gains arising during the period	373	492
Reclassification adjustment for realized (gains) included in net income	(59)	(151)
Amortization of unrealized loss recorded on transfer of fixed income securities to held-to-maturity	8	15
Total other comprehensive income	322	356
Comprehensive (Loss) Income	$(3,667)	$4,312

EARNINGS PER SHARE AND BOOK VALUE CALCULATIONS (Unaudited)

	For the three months ended March 31,
	2008	2007
Net (Loss) Income applicable to common stockholders	$(3,989,171)	$3,956,230

Weighted average common shares - basic	11,007,487	11,117,723
Effect of dilutive securities:
Options	-	236,436
Weighted average common shares - diluted	11,007,487	11,354,159
Basic (Loss) Earnings Per Share	$(0.36)	$0.36
Diluted (Loss) Earnings per Share	$(0.36)	$0.35

	Book Value		Net Tangible Book Value
	As of	As of	As of	As of
	March 31,	December 31,	March 31,	December 31,
	2008	2007	2008	2007
Total Shareholders Equity	$140,509,354	$144,176,394	$140,509,354	$144,176,394
Less: Deferred Acquisition Cost Asset (DAC)	-	-	(17,869,173)	(18,933,568)
Shareholders Equity - net	140,509,354	144,176,394	122,640,181	125,242,826
Total Common Shares Outstanding	11,007,487	11,007,487	11,007,487	11,007,487
Book Value	$12.76	$13.10	$11.14	$11.38

For the three months ended March 31, 2008, the effect of 68,459 stock options were excluded from the computation of diluted earnings per share because they would have been anti-dilutive.

CONTACT:
National Atlantic Holdings Corporation
Frank J. Prudente, 732-665-1145
Executive Vice President, Treasurer and
Chief Financial Officer